FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NUMBER 333-142934
May 27, 2010

Nordic Investment Bank
US$1,250,000,000 2.50% Global Notes due July 15, 2015
Final Term Sheet
Final Terms and Conditions as of May 27, 2010

Issuer:	Nordic Investment Bank (NIB)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by Standard & Poor’s
Size:	US$1,250,000,000 SEC Registered Global
Coupon:	2.50% per annum, on a semi-annual basis
Interest Payment Dates:	January 15 and July 15 in each year, starting on January 15, 2011. The initial interest payment period will be a long interest payment period.
Maturity:	July 15, 2015
Settlement:	June 4, 2010
Public Offering Price:	99.760%
Benchmark:	UST 2.125% May 31, 2015
Benchmark Yield:	2.152%
Lead Managers:	Credit Suisse Securities (Europe) Limited, HSBC Bank plc, Nomura International plc and RBC Capital Markets Corporation
Co Lead Managers:	BNP Paribas, Nordea Bank Danmark A/S and RBS Securities Inc.
Denominations:	US$100,000 and integral multiples of US$1,000 thereafter

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

http://www.sec.gov/Archives/edgar/data/357024/000095012310048195/0000950123-10-048195-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000115697309000291/0001156973-09-000291-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000115697308000529/0001156973-08-000529-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000095012307007416/0000950123-07-007416-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000095012307007530/0000950123-07-007530-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000115697307000824/0001156973-07-000824-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (Europe) Limited at 1-800-503-4611 (toll free), HSBC Bank plc at +44 207 991 1422, Nomura International plc at 1-212-667-2159 or RBC Capital Markets Corporation at 1-866-375-6829 (toll free).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.